EXHIBIT 21.1

KOPIN CORPORATION

SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 26

Forth Dimension Displays, Ltd.	W	United Kingdom	December 26

Kopin Display Corporation	W	Delaware	December 26

Kopin Securities Corporation	W	Delaware	December 26

Kopin (HK), Ltd.	W	Hong Kong	December 26

eMDT America, Inc.	M	California	December 31

Kopin Software Ltd.	W	United Kingdom	December 31

Kopin Targeting Corporation	W	Delaware	December 26

NVIS, Inc.	W	Virginia	December 26

Lightning Silicon Holdings, Inc.	W	Cayman Islands	December 26